Exhibit 99.1

    CDI CORP. REPORTS FIRST QUARTER FINANCIAL RESULTS AND ANNOUNCES DIVIDEND

    PHILADELPHIA, May 4 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today reported earnings for the first quarter ended March 31, 2005 and announced a quarterly cash dividend.

    For the quarter ended March 31, 2005, the company reported net earnings of $2.3 million, or $0.12 per diluted share, on revenues of $265.9 million. Net earnings include a pre-tax gain of $0.4 million related to a sale of a company asset. The company also announced a quarterly dividend of $0.11 per share to be paid on June 1, 2005 to all shareholders of record as of May 18, 2005.

    "As anticipated, we saw positive revenue momentum both on a sequential and year-over-year basis," said President and Chief Executive Officer Roger H. Ballou. "This momentum was driven by increased demand for both permanent placement and contingent staffing and by increases in capital spending by clients in our key vertical industries.

    "We were also pleased with the sequential improvement in earnings in Business Solutions, Management Recruiters International and Anders. Investments in sales-building capabilities during 2004 are beginning to bear fruit and we anticipate that these investments will continue to generate profitable revenue growth as we move forward."

    Business Segment Discussion
    The Business Solutions segment reported sequential revenue growth of 3.0% and year-over-year revenue growth of 2.6%. Growth occurred primarily in the Process & Industrial vertical as new account wins in 2004 began to ramp-up. Operating profits increased sequentially but declined on a year-over-year basis primarily due to margin pressures in the IT Services vertical and continued increases in employee benefit costs.

    AndersElite revenues were down sequentially due to normal seasonality but up 5.8% on a year-over-year basis. Operating profits increased sequentially driven by increased permanent placement activity in the quarter as solid demand continued in the U.K. infrastructure marketplace. In spite of the sequential rebound, operating profits have not yet returned to year-ago levels primarily due to investments in revenue generating staff.

    Todays Staffing first quarter revenues were up 3.7% sequentially and up 11.1% on a year-over-year basis driven by growth in both retail accounts and national account wins. Operating profits declined both sequentially and year-over-year due primarily to continued investment in sales and recruiting infrastructure, increases in employee benefit costs and margin deterioration.

    Management Recruiters International (MRI) first quarter revenues declined both sequentially and year-over-year by 2.1% and 1.5% respectively. Sequential revenues were affected primarily by soft sales of new franchises. Year-over-year revenues were also impacted by soft franchise sales largely offset by royalties increasing by 18.6%. Operating profits increased both sequentially and on a year-over-year basis due to continued strong royalty flow and reductions in expenses.

    Corporate Summary
    Corporate overhead costs were essentially flat sequentially after excluding approximately $1.2 million in expenses and legal fees associated with the resolution of litigation, claims and disputes incurred in the fourth quarter of 2004. Included in first quarter results are higher-than-anticipated costs the company incurred related to Sarbanes-Oxley compliance and expenses related to previous years' financial restatements totaling $0.7 million which are not expected to reoccur.

    CDI ended the quarter with approximately $26.4 million in cash and short-term investments compared to a year-end total of $32.7 million. The decline is primarily due to working capital requirements of significant new projects in Aerospace and the Process & Industrial verticals. "We expect to continue to generate sufficient cash in 2005 to support organic growth, capital spending and potential acquisitions," said Ballou.

    Business Outlook
    "Looking ahead, we anticipate an increase in sequential revenue growth in the second quarter," continued Ballou. "We believe that this revenue momentum combined with anticipated revenue from our pipeline of new account wins could translate into 5 to 7% annualized revenue growth for the entire year. We should be able to generate low to mid-teen variable contribution margins on these incremental sales. Client investment in capital spending and both permanent and temporary hiring is expected to continue into the second quarter. We see the effect of these investment decisions in a continued strong project pipeline in Business Solutions, increased staffing requisition activity in Todays and in increased rates of permanent hiring reported by a broad cross-section of our MRI franchise owners."

    Conference Call/Webcast
    CDI Corp. will conduct a conference call at 11 a.m. (EDT) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.cdicorp.com. An online replay will be available at http://www.cdicorp.com for 14 days after the call.

    Company Information
    CDI Corp. (NYSE: CDI) is a leading provider of engineering and information technology outsourcing solutions and professional staffing. Its operating units include CDI Business Solutions, CDI AndersElite Limited, Todays Staffing, Inc. and Management Recruiters International, Inc. Visit CDI on the web at http://www.cdicorp.com.

                              Safe Harbor Statement
    Certain information in this news release contains forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Certain forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "could," "seeks," "approximately," "hopes," "intends," "plans," "estimates," or "anticipates" or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Readers are urged to note the various risks and uncertainties described in our public filings. In particular, these risks and uncertainties include: competitive market pressures, material changes in demand from larger customers, availability of labor, the company's performance on contracts, changes in customers' attitudes towards outsourcing, government policies or judicial decisions adverse to the staffing industry and changes in economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company assumes no obligation to update such information.

                           CDI CORP. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                                    Unaudited
                      (in thousands, except per share data)

                                                      For the three months ended
                                            ---------------------------------------------
                                              March 31,      December 31,     March 31,
                                                2005            2004            2004
                                            -------------   -------------   -------------
                                                                             As Restated
                                                                                 (a)
Revenues                                    $     265,919         261,229         255,987
Cost of services                                  205,134         202,150         194,823
Gross profit                                       60,785          59,079          61,164
Operating and administrative
 expenses                                          57,665          66,491          54,114
Restructuring                                           -            (200)              -
(Gain) on sale of asset                              (420)              -               -
Operating profit (loss)                             3,540          (7,212)          7,050
Interest income, net and other                       (147)            (85)           (268)
Earnings (loss) from operations
 before taxes                                       3,687          (7,127)          7,318
Income tax expense (benefit)                        1,373          (3,456)          2,599
Net earnings (loss)                         $       2,314          (3,671)          4,719
Diluted earnings per share:
Net earnings (loss)                         $        0.12           (0.19)           0.24
Diluted number of shares (000)                     19,878          19,681          19,937

                                              March 31,      December 31,     March 31,
                                                2005            2004            2004
                                            -------------   -------------   -------------
                                                                             As Restated
                                                                                  (a)
Selected Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments                                $      26,439          32,716          78,719
Accounts receivable, net                    $     208,795         192,145         201,490
Current assets                              $     251,185         242,628         299,080
Total assets                                $     366,196         359,019         411,915
Current liabilities                         $      92,004          83,623          99,970
Shareholders' equity                        $     266,708         267,190         304,283

                                                      For the three months ended
                                            ---------------------------------------------
                                              March 31,      December 31,     March 31,
                                                2005            2004            2004
                                            -------------   -------------   -------------
                                                                             As Restated
                                                                                  (a)
Selected Cash Flow Data:
Depreciation expense                        $       2,537           2,368           2,425
Capital expenditures                        $       2,513           2,744           1,391
Dividends paid                              $       2,169           2,168           1,765

  Free cash flow for the three months
   ended March 31, 2005 is shown below:
    Net cash flow used in operating
     activities                             $      (3,153)
    Less: capital expenditures                     (2,513)
    Less: dividends paid                           (2,169)

Free cash flow for the quarter ended
 March 31, 2005                             $      (7,835)

Selected Earnings and Other Financial
 Data:
Revenues                                    $     265,919         261,229         255,987
Gross profit                                $      60,785          59,079          61,164
Gross profit margin                                  22.9%           22.6%           23.9%
Operating and administrative expenses
 as a percentage of revenue                          21.7%           25.5%           21.1%
Corporate expenses                          $       4,190           5,308           3,128
Corporate expenses as
 a percentage of revenue                              1.6%            2.0%            1.2%
Operating profit margin                               1.3%           (2.8)%           2.8%
Effective income tax rate                            37.2%           48.5%           35.5%
Pre-tax return on shareholders'
 equity - last twelve months (b)                      2.2%            3.5%           10.1%

                                                      For the three months ended
                                            ---------------------------------------------
                                              March 31,      December 31,     March 31,
                                                2005            2004            2004
                                            -------------   -------------   -------------
                                                                             As Restated
                                                                                  (a)
Selected Segment Data:
Business Solutions
Revenues                                    $     176,997         171,912         172,452
Gross profit                                       32,445          30,940          33,790
Gross profit margin                                  18.3%           18.0%           19.6%

Operating profit (loss)                             3,336          (2,731)          5,878
Operating profit margin                               1.9%           (1.6)%           3.4%

AndersElite
Revenues                                    $      41,810          43,108          39,515
Gross profit                                       10,542           9,642           9,837
Gross profit margin                                  25.2%           22.4%           24.9%

Operating profit (loss)                               893            (600)          1,518
Operating profit margin                               2.1%           (1.4)%           3.8%

Todays Staffing
Revenues                                    $      33,207          32,007          29,901
Gross profit                                        8,345           8,415           7,986
Gross profit margin                                  25.1%           26.3%           26.7%

Operating (loss) profit                              (184)            434             456
Operating profit margin                              (0.6)%           1.4%            1.5%

Management Recruiters International
Revenues                                    $      13,905          14,202          14,119
Gross profit                                        9,453          10,082           9,551
Gross profit margin                                  68.0%           71.0%           67.6%

Operating profit                                    3,265             992           2,326
Operating profit margin                              23.5%            7.0%           16.5%

                                                     For the three months ended
                                            ---------------------------------------------
                                              March 31,      December 31,     March 31,
                                                2005            2004            2004
                                            -------------   -------------   -------------
                                                                             As Restated
                                                                                  (a)
Business Solutions Revenue by Vertical:
CDI-Information Technology Services         $      63,783          66,831          69,263
CDI-Process and Industrial                         79,675          72,103          65,346
CDI-Aerospace                                      20,118          19,253          22,855
CDI-Government Services                            11,321          11,009          12,660
CDI-Life Sciences                                   2,100           2,716           2,328
Total Business Solutions Revenue            $     176,997         171,912         172,452

(a) As disclosed previously in the company's Form 10-K for 2004, CDI restated its earnings for the first three quarters of 2004 for adjustments impacting its Business Solutions segment.

(b) Current quarter combined with the three preceding quarters earnings or
    (loss) from operations before income taxes divided by the average shareholders' equity.

SOURCE  CDI Corp.
    -0-                             05/04/2005
    /CONTACT: Vincent Webb, Vice President, Corporate Communications & Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com, or Jay Stuart, Chief Financial Officer, +1-215-636-1141, Jay.Stuart@cdicorp.com, both of CDI Corp./
    /First Call Analyst: /
    /FCMN Contact: vince.webb@cdicorp.com/
    /Web site:  http://www.cdicorp.com